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                             January __, 1997




Creative Host Services, Inc.
1455 Frazee Road, Suite 512
San Diego, California 92108

Cohig & Associates, Inc.
6300 South Syracuse Way, Suite 430
Englewood, Colorado 80111


    RE:  MANDATORY SALE AND LOCK UP AGREEMENT

Ladies and Gentlemen:

    This agreement is made in connection with the purchase by the undersigned of Units of securities of Creative Host Services, Inc., a California corporation (the "Company"), each of which consists of two shares of 8% Convertible Preferred Stock and one Common Stock Purchase Warrant, which are being offered to accredited investors on a private placement basis by Cohig & Associates, Inc. (the "Private Placement"). Each share of 8% Convertible Preferred Stock, will automatically convert to one share, subject to adjustment in certain events, of the Company's Common Stock (the "Conversion Shares"). No trading market currently exists for any of the Company's securities. However, the Company intends to conduct a public offering (the "Public Offering") of the Company's securities pursuant to a Registration Statement to be filed with the Securities and Exchange Commission and to be underwritten by Cohig & Associates, Inc. as representative of the several underwriters to be named in an underwriting agreement (the "Representative").

    In consideration of the offer and sale of such securities by the Company and the underwriters and of other valuable consideration, the receipt of which is hereby acknowledged, the undersigned agrees as follows:

    The undersigned realizes that as a condition to the acceptance of his subscription for Units by the Company, the Company has required the undersigned to sell in the Public Offering 33% of the Conversion Shares the undersigned purchases in the Private Placement. In connection with that mandatory sale, the undersigned is executing this agreement as well as a Selling Stockholders Power of Attorney and Preferred Stock Custody Agreement, evidencing the undersigned's consent to the sale and also granting Mr. Sayed Ali, President of the Company, and Fred R. Kaplan, Chief Financial Officer of the Company, the authority to execute an Underwriting Agreement on behalf of the undersigned and all other purchasers in the Private Placement, pursuant to which the underwriters will sell 33% of the undersigned's Conversion Shares.

    The undersigned recognizes that he will not receive certificates for his shares of 8% Convertible Preferred Stock purchased in the Private Placement, as such certificates will be held by the Company's Transfer Agent pursuant to the terms of the Custody Agreement, pending their sale in the Registration Statement.

    The undersigned agrees that, except for the mandatory sale described in this agreement and the other agreements referred to herein, the undersigned shall not to offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of (the "Resale Restrictions") any shares of Common Stock of the Company or any securities convertible into or exchangeable for Common Stock of the Company beneficially owned or otherwise held by the undersigned as of the date of this letter or acquired on or prior to the date of effectiveness of the Registration Statement or issuable upon exercise of options or warrants (except warrants included in the Registration Statement and Common Stock issuable upon exercise of such warrants) held by the undersigned on such dates (collectively, the "Shares") for the period specified hereafter without the prior written consent of the Representative. Such restrictions shall apply to the Shares for a period of 270 days after the date of the Final Prospectus (the "Registration Period").

    As a reasonable means of ensuring compliance with the terms of this Agreement, the undersigned further agrees that the Company may instruct the transfer agent for the Shares to place a transfer restriction on such transfer agent's records.

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    Notwithstanding the foregoing, if the undersigned is an individual, he or she may transfer any or all of the Shares either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust, beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; provided, however, that in any such case it shall be a condition of the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement. For purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.

    In addition, notwithstanding the foregoing, if the undersigned is a partnership, the partnership may transfer any Shares to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, and any partner who is an individual may transfer Shares by gift, will or intestate succession to his or her immediate family (as defined above) or ancestors.
If the undersigned is a corporation, the corporation may transfer Shares to any shareholder of such corporation and any shareholder who is an individual may transfer Shares by gift, will or intestate succession to his or her immediate family (as defined above) or ancestors. Notwithstanding anything else herein to the contrary, in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement.

    The undersigned recognizes that the execution of this agreement and the consummation of the transactions referred to herein constitute a significant part of the consideration for the sale of the Units by the Company to the undersigned in the Private Placement, and that a breach of this agreement will constitute a material breach of the Subscription Agreement entered into between the Company and the undersigned with respect to the purchase of the Units. This Agreement shall be enforceable by the Company and the Representative, or either of them, and shall be binding on and inure to the benefit of their respective successors, personal representatives, heirs, and assigns.

                             Very truly yours,



_______________________________        By:
Shares of common stock subject            ------------------------------------
to this Agreement after                   Signature
closing of public offering
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                                       Print name of person or entity

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                                       Title of signing entity